CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 2-77207 and 811-3456) of our reports dated January 28, 2016 on the financial statements and financial highlights of General Government Securities Money Market Fund and General Treasury Prime Money Market Fund (two of the series comprising General Government Securities Money Market Funds, Inc.) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended November 30, 2015.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

March 24, 2016